EXHIBIT 3.2

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KINGFISH HOLDING CORPORATION

Kingfish Holding Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The present name of the Corporation is Kingfish Holding Corporation.

2. This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation originally filed with the Secretary of State of the State of Delaware (“Secretary”) on April 11, 2006 and as amended and restated and filed with the Secretary on November 25, 2014 (“Certificate of Incorporation”).

3. The name under which the Corporation was initially incorporated was Offline Consulting, Inc.

4. Article FOURTH of the Certificate of Incorporation is hereby amended by deleting the first paragraph in its entirety and replacing it with the following two paragraphs:

“FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is Twenty-Two Million (22,000,000) shares, consisting of Twenty Million (20,000,000) shares of common stock, having a par value of $0.0001 per share ("Common Stock"), and Two Million (2,000,000) shares of preferred stock, having a par value of $0.0001 per share (the "Preferred Stock").

Effective at 5:00 p.m., Eastern Time, on April 18, 2024 (the “Effective Time”) pursuant to the Delaware General Corporation Law and this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each Five Hundred (500) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock because they do not hold a number of shares evenly divisible by the Reverse Stock Split ratio will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the nearest whole share. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, plus any additional fraction of a share of Common Stock to round up to the nearest whole share as described above. For purposes of clarity, the total number of authorized shares of capital stock of the Corporation set forth in the first paragraph of the Article FOURTH shall not be modified or otherwise affected by the Reverse Stock Split.”

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5. Article TENTH of the Certificate of Incorporation is hereby deleted in its entirety and replaced to read as follows:

“TENTH: No officer or director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duties as an officer or director of the Corporation, except for liability (i) of an officer or director for any breach of the officer’s or director’s duty of loyalty to the Corporation or its stockholders, (ii) of an officer or director for acts and omissions not in good faith or which involves intentional misconduct or a knowing violation of the law, (iii) of a director under Section 174 of the DGCL, or any successor thereto, (iv) of an officer or director for any transaction from which such officer or director derives an improper personal benefit, or (v) of an officer in any action by or in the right of the Corporation. If the DGCL is amended after the filing of this Certificate of Incorporation of which this Article TENTH is a part to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The Corporation shall indemnify to the full extent permitted by law any person who is made, or threatened to be made, a party to any action, suit, or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director or officer of the Corporation or serves or served as an director or officer of any other enterprises at the request of the Corporation.

Neither any amendment, modification, or repeal of any provision of this Article TENTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TENTH shall adversely affect any right or protection of, or limitation of liability of, an officer or director of the Corporation or otherwise eliminate or reduce the effect of this Article TENTH, in respect of any matter occurring or any action or proceeding accruing or arising or that, but for this Article TENTH, would accrue or arise, prior to such amendment, modification, repeal, or adoptions of an inconsistent provision.”

6. This Certificate of Amendment was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

7. This Certificate of Amendment shall become effective at 5:00 p.m., Eastern Time, on April 18, 2024.

[Signatures on Next Page]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer of the Corporation this 18th day of April, 2024.

KINGFISH HOLDING CORPORATION

By:	/s/ Ted Sparling
Ted Sparling
President

[Signature Page to Certificate of Amendment to Kingfish Holding Corporation

Certificate of Incorporation]

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